Exhibit 99.2

ADM Announces Pricing of Offers to Purchase Certain Outstanding Securities

CHICAGO, September 22, 2020—ADM (NYSE: ADM) today announced the following consideration to be paid for its previously announced cash tender offers for up to $664,843,000 aggregate principal amount of its below-listed outstanding debentures and notes (the “Securities”).

Offer to Purchase Up to $664,843,000 Aggregate Principal Amount of the Outstanding Securities Listed Below

Title of Security	CUSIP No.	Acceptance Priority Level	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (Basis Points)	Early Tender Payment*	Total Consideration*
6.950% Debentures due 2097	039483 AP7	1	1.250% UST due May 15, 2050	1.412%	+175 bps	$30.00	$2,091.68
6.450% Debentures due 2038	039483 AX0	2	1.250% UST due May 15, 2050	1.412%	+90 bps	$30.00	$1,587.54
5.765% Debentures due 2041	039483 BC5	3	1.250% UST due May 15, 2050	1.412%	+85 bps	$30.00	$1,570.73
4.535% Debentures due 2042	039483 BE1	4	1.250% UST due May 15, 2050	1.412%	+85 bps	$30.00	$1,385.42
4.016% Debentures due 2043	039483 BH4	5	1.250% UST due May 15, 2050	1.412%	+80 bps	$30.00	$1,319.08
6.750% Debentures due 2027	039483 AN2	6	0.625% UST due August 15, 2030	0.664%	+65 bps	$30.00	$1,373.63
7.500% Debentures due 2027	039483 AM4	7	0.625% UST due August 15, 2030	0.664%	+65 bps	$30.00	$1,382.93
6.625% Debentures due 2029	039483 AR3	8	0.625% UST due August 15, 2030	0.664%	+70 bps	$30.00	$1,425.79
5.375% Debentures due 2035	039483 AU6	9	0.625% UST due August 15, 2030	0.664%	+90 bps	$30.00	$1,507.11
3.750% Notes due 2047	039483 BM3	10	1.250% UST due May 15, 2050	1.412%	+80 bps	$30.00	$1,306.96
7.000% Debentures due 2031	039483 AS1	11	0.625% UST due August 15, 2030	0.664%	+70 bps	$30.00	$1,542.55
5.935% Debentures due 2032	039483 AT9	12	0.625% UST due August 15, 2030	0.664%	+65 bps	$30.00	$1,512.33

*	Per $1,000 principal amount of Securities accepted for purchase and Total Consideration amounts include Early Tender Payments.

The reference yield was determined by BofA Securities and J.P. Morgan Securities LLC, the lead dealer managers for the tender offers, based on the bid-side price for the applicable U.S. Treasury reference security at 10:00 a.m., New York City time, today, as described in the Offer to Purchase dated September 8, 2020 (as may be supplemented from time to time, the “Offer to Purchase”).

Holders who tendered Securities by 5:00 p.m., New York City time, on September 21, 2020, are eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above). The applicable total consideration was determined as described in the Offer to Purchase based on the present value of future payments on the applicable Securities discounted to the Early Settlement Date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid-side price at 10:00 a.m., New York City time, today, plus the applicable fixed spread, minus accrued interest up to, but not including, the Early Settlement Date, which is currently expected to be September 23, 2020.

It is expected that ADM will purchase up to $664,843,000 aggregate principal amount of the above-listed tendered Securities on the Early Settlement Date, which represents the full amount of the Securities tendered and not withdrawn by the Early Tender Time.

Withdrawal rights for the tender offers expired at 5:00 p.m., New York City time, on September 21, 2020.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

For additional information regarding the terms of the tender offers, please contact: BofA Securities at (980) 387-3907 (collect) or debt_advisory@bofa.com or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to D.F. King & Co., Inc. at (800) 859-8509 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Securities tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the Securities and Exchange Commission provide detailed information on such statements and risks, and should be consulted along with this announcement. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484